Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer
(631) 537-1000, ext. 7255

BRIDGE BANCORP, INC.

REPORTS THIRD QUARTER 2014 RESULTS

Continued Strong Growth in Deposits, Loans and Income

(Bridgehampton, NY – October 27, 2014)  Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (BNB), today announced its results for the third quarter of 2014 and reported record net income and earnings per share of $4.9 million and $.42 per share. Highlights of the Company’s financial results for the quarter include:

•	Record net income of $4.9 million and $.42 per share, a 56% increase in net income over the September 2013 quarter.

•	Returns on average assets and equity for the September 2014 quarter were .89% and 10.83%, respectively.

•	Quarterly net interest income increased $4.3 million to $17.4 million for September 2014, with a net interest margin of 3.45%.

•	Total assets of $2.2 billion at September 2014, 30% higher than September 2013.

•	Loan growth of $310 million or 33%, compared to September 2013.

•	Deposits of $1.80 billion, a 23% increase compared to the third quarter of 2013.

•	Continued solid asset quality metrics and reserve coverage.

•	Tier 1 Capital increased by $41.7 million, or 29% higher than September 2013.

•	Declared a dividend of $.23 during the quarter.

“Our growth in deposits, assets and record results reflect our efforts to expand our franchise coupled with the success of our new and legacy customers. Our larger footprint, capital base and related infrastructure investments enabled us to gain operating leverage, resulting in higher net interest income and net income. We continue to consider opportunities to grow our franchise and during the quarter we opened our 27th branch in

Bay Shore, New York and expect to open branches during the fourth quarter of this year in Port Jefferson and Smithtown, New York,” commented Kevin M. O’Connor, President and CEO of Bridge Bancorp, Inc.

Net Earnings and Returns

Net income for the quarter ended September 30, 2014 was $4.9 million or $0.42 per share, compared to $3.1 million or $.34 per share, for the same period in 2013.  Net income for the 2013 third quarter includes $0.3 million or $0.03 per share of charges, net of tax, associated with the February 2014 acquisition of FNBNY Bancorp and its wholly owned subsidiary, the First National Bank of New York (collectively “FNBNY”). The increase in net income reflects growth in earning assets generating higher net interest income and higher non interest income, with offsetting increases in operating expenses.  Third quarter 2014 earnings per share reflect the additional 1.9 million shares issued with the $37.5 million October 2013 common stock offering.  Returns on average assets and equity for the third quarter of 2014 were .89% and 10.83%, respectively, compared to .71% and 9.86%, respectively, for the third quarter of 2013.

Net interest income grew in the third quarter of 2014, as average earning assets increased by 23% or $372.8 million, and the net interest margin increased to 3.45% from 3.21% in September 2013. This growth reflects the positive effects of greater loan demand and higher deposit balances, including the acquired loans and deposits of FNBNY. The net interest margin’s improvement reflects an increase in average loans to average earning assets to 60% for the quarter ended September 30, 2014 from 55% in September 2013. The margin also benefited from higher yields on securities and a reduced cost of funds associated with lower deposit costs.

The provision for loan losses was $0.5 million for the quarter, consistent with September 2013, while net charge-offs were $0.2 million for the third quarter of 2014.  Total non-interest income increased $0.5 million, due primarily to $0.3 million in higher other income principally related to BOLI and $0.2 million in increases in service fees and title fee income. Non-interest expense increased $2.2 million for the quarter compared to September 2013, reflecting the additional costs of the acquired FNBNY operations, investments in new branches, technology enhancements and additional staffing partially offset by a decrease of $0.3 million in acquisition related costs.

Core net income for the nine months ended September 2014 was $13.4 million or $1.16 per share compared to $9.3 million or $1.02 per share for the same period in 2013. Core net income excludes FNBNY acquisition costs, branch restructuring costs and net gains and losses on securities sales.

“Our continued growth in loans and deposits, combined with a favorable change in the mix of our earning assets, contributed to a higher net interest margin and record net interest income. Our higher net income reflects the operating leverage gained from the return on our investments in infrastructure required to support our larger scale,” noted Mr. O’Connor.

Balance Sheet and Asset Quality

Total assets at quarter end were $2.2 billion, $514.7 million or 30% higher than September 2013 and average assets for the three months ended September 2014 increased $437.2 million or 25% compared to September 2013. This growth includes the assets acquired in connection with the FNBNY acquisition in February 2014.  Loans grew $310.3 million to $1.24 billion compared to $933.2 million at September 2013.  The increase in loans was primarily driven by organic loan growth of $241.8 million or 26% growth over September 2013.  Earning asset growth continues to be funded principally by deposits, which increased $340.2 million or 23% to $1.80 billion at September 2014. Demand deposits totaled $605.5 million, $118.2 million or 24% higher than September 2013.

Asset quality measures remained strong as non-performing assets decreased $1.5 million from $4.3 million at September 30, 2013 to $2.8 million or 0.13% of the total assets at September 2014.  Non-performing assets include real estate owned of $0.6 million acquired through a deed in lieu of foreclosure. This property was sold in October 2014 at a modest gain. Non-performing loans of $2.2 million represent 0.18% of total loans, compared to $4.3 million or 0.46% at September 2013.  Loans 30 to 89 days past due decreased $0.4 million to $1.2 million from $1.6 million as of September 2013.

The allowance for loan losses to total loans ratio excludes the FNBNY acquired loans, recorded at their fair value, effectively netted estimated future losses against those loan balances. The allowance for loan losses increased $1.0 million to $17.0 million from $16.0 million as of December 2013. The allowance as a percentage of BNB originated loans was 1.45% at September 2014, compared to 1.58% at December 2013, and 1.66% at September 2013. These declines reflect an improving economy, increasing collateral values, and stable asset quality trends.

Stockholders’ equity grew $56.0 million to $175.0 million at September 2014, compared to $119.0 million at September 2013.  The growth reflects earnings, as well as the capital raised in connection with the October 2013 common stock offering and Dividend Reinvestment Plan, and an increase in the fair value of available for sale investment securities partially offset by shareholders’ dividends. Overall, Tier 1 Capital increased to $186.3 million, 29% higher than the September 2013 level.  The Company’s capital ratios continue to exceed all regulatory minimums, and the Bank remains classified as “well capitalized”.

Challenges and Opportunities

“Despite some signs of economic recovery, interest rates have remained at historically low levels as accommodative central banks continue to evaluate the potential impact of significant worldwide geopolitical turmoil. The consequences of these events and the expected wind down of liquidity by the Federal Reserve present unique challenges to the banking industry. We continue to carefully monitor the possible impact of these events on market interest rates and asset values while remaining focused on managing both interest rate and credit risk,” commented Mr. O’Connor.

“While we are mindful of these concerns, we remain committed to executing our business plan and long term growth strategy. Our approach to expansion and investment in infrastructure has extended our footprint and increased our scale allowing us to partner with entrepreneurs as they expand and invest in their enterprises. We continue to seek opportunities for growth with the understanding that we must remain strong and flexible.  Our success has been, and will continue to be, built on our core principles of serving the financial needs of our customers in the communities where we live and work and delivering long term results for our employees and our shareholders,” concluded Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank (BNB).  Established in 1910, BNB, with assets of approximately $2.2 billion, and a primary market area of Suffolk and Southern Nassau Counties, Long Island, operates 27 retail branch locations and two loan production offices; one in Manhattan, and one in Riverhead, New York.  Through our branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB’s wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation.

BNB continues a rich tradition of involvement in the community, by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,”  “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company and FNBNY, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act, difficulties related to the integration of the businesses following the FNBNY merger, which could adversely affect operating results; and other risk factors discussed elsewhere, and in our reports filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands)

	September 30,	December 31,	September 30,
	2014	2013	2013
ASSETS
Cash and Due from Banks	$40,481	$39,997	$32,612
Interest Earning Deposits with Banks	7,280	5,576	4,362
Total Cash and Cash Equivalents	47,761	45,573	36,974

Securities Available for Sale, at Fair Value	612,901	575,179	488,664
Securities Held to Maturity	209,777	201,328	197,622
Total Securities	822,678	776,507	686,286

Securities, Restricted	10,600	7,034	4,424

Loans Held for Investment	1,243,560	1,013,263	933,234
Less: Allowance for Loan Losses	(17,017)	(16,001)	(15,483)
Loans, net	1,226,543	997,262	917,751
Premises and Equipment, net	31,862	27,983	27,830
Goodwill and Other Intangible Assets	11,560	2,224	2,238
Accrued Interest Receivable and Other Assets	65,249	40,163	26,051
Total Assets	$2,216,253	$1,896,746	$1,701,554

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$605,456	$582,938	$487,281
Savings, NOW and Money Market Deposits	1,040,566	855,246	868,318
Certificates of Deposit of $100,000 or more	97,170	64,445	69,625
Other Time Deposits	60,061	36,450	37,800
Total Deposits	1,803,253	1,539,079	1,463,024
Federal Funds Purchased and Repurchase Agreements	52,774	75,370	52,315
Federal Home Loan Bank Advances	150,955	98,000	40,000
Junior Subordinated Debentures	16,002	16,002	16,002
Other Liabilities and Accrued Expenses	18,294	8,835	11,206
Total Liabilities	2,041,278	1,737,286	1,582,547
Total Stockholders’ Equity	174,975	159,460	119,007
Total Liabilities and Stockholders’ Equity	$2,216,253	$1,896,746	$1,701,554

Selected Financial Data:

Tangible Book Value Per Share	$14.03	$13.90	$12.62

Capital Ratios:
Total Capital (to risk weighted assets)	13.2%	16.3%	14.0%
Tier 1 Capital (to risk weighted assets)	12.1%	15.1%	12.8%
Tier 1 Capital (to average assets)	8.6%	10.3%	8.4%

Asset Quality:
Loans 30-89 days past due	$1,159	$1,549	$1,648
Loans 90 days past due and accruing	$306	$1	$551

Non-performing loans	$2,230	$3,821	$4,279
Real estate owned	577	2,242	—
Non-performing assets	$2,807	$6,063	$4,279

Non-performing loans/Total loans	0.18%	0.38%	0.46%
Non-performing assets/Total assets	0.13%	0.32%	0.25%
Allowance/Non-performing loans	763.09%	418.76%	361.84%
Allowance/Total loans	1.37%	1.58%	1.66%
Allowance/Originated loans	1.45%	1.58%	1.66%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013

Interest Income	$19,219	$14,913	$55,307	$42,752
Interest Expense	1,857	1,865	5,594	5,470
Net Interest Income	17,362	13,048	49,713	37,282
Provision for Loan Losses	500	500	1,700	1,650
Net Interest Income after Provision for Loan Losses	16,862	12,548	48,013	35,632
Other Non Interest Income	2,153	1,692	5,592	4,932
Title Fee Income	400	357	1,183	1,041
Net Securities Gains (Losses)	9	11	(1,119)	659
Total Non Interest Income	2,562	2,060	5,656	6,632
Salaries and Benefits	6,656	5,292	19,274	16,012
Acquisition Costs and Branch Restructuring	—	338	4,734	338
Amortization of Core Deposit Intangible	96	14	250	45
Other Non Interest Expense	5,342	4,217	14,973	11,729
Total Non Interest Expense	12,094	9,861	39,231	28,124
Income Before Income Taxes	7,330	4,747	14,438	14,140
Provision for Income Taxes	2,459	1,624	4,843	4,652
Net Income	$4,871	$3,123	$9,595	$9,488
Basic and Diluted Earnings Per Share	$0.42	$0.34	$0.83	$1.04
Weighted Average Common Shares	11,642	9,211	11,584	9,082

Selected Financial Data:

Return on Average Total Assets	0.89%	0.71%	0.61%	0.76%
Acquisition Costs and Branch Restructuring, Net of Tax	0.00%	0.06%	0.19%	0.02%
Net Securities Losses (Gains), Net of Tax	0.00%	0.00%	0.05%	(0.03)%
Core Return on Average Total Assets	0.89%	0.77%	0.85%	0.75%

Return on Average Stockholders’ Equity	10.83%	9.86%	7.27%	10.43%
Acquisition Costs and Branch Restructuring, Net of Tax	0.00%	0.83%	2.34%	0.29%
Net Securities Losses (Gains), Net of Tax	(0.01)%	(0.03)%	0.55%	(0.50)%
Core Return on Average Stockholders’ Equity	10.82%	10.66%	10.16%	10.22%

Net Interest Margin	3.45%	3.21%	3.42%	3.24%
Core Efficiency	59.59%	61.86%	59.78%	62.83%
Core Operating Expense as a % of Average Assets	2.21%	2.18%	2.20%	2.24%

Reconciliation of GAAP and core net income and earnings per share for the three and nine months ended September 30, 2014 and 2013:

	Three months ended				Nine months ended
	September 30,				September 30,
	2014		2013		2014		2013

Net Income Reported/Diluted Earnings Per Share - (GAAP)	$4,871	$0.42	$3,123	$0.34	$9,595	$0.83	$9,488	$1.04
Adjustments:
Acquisition Costs and Branch Restructuring, Net of Tax	—	—	262	0.03	3,082	0.27	262	0.03
Net Securities (Gains) Losses, Net of Tax	(6)	—	(8)	—	727	0.06	(447)	(0.05)
Net Income/Diluted Earnings Per Share - Core	$4,865	$0.42	$3,377	$0.37	$13,404	$1.16	$9,303	$1.02

The table above provides a reconciliation of GAAP net income and core net income (GAAP net income adjusted for acquisition costs for the FNBNY merger, and branch restructuring costs, and net securities losses/gains) and GAAP earnings per share and core earnings per share.  The Company’s management believes the presentation of core net income and core earnings per share provides investors with a greater understanding of the Company’s operating results, in addition to the results measured in accordance with GAAP.  While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Three months ended September 30,
	2014			2013
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$1,207,009	$14,997	4.93%	$904,889	$11,585	5.08%
Securities	801,939	4,433	2.19	735,050	3,595	1.94
Deposits with banks	12,404	8	0.26	8,645	7	0.32
Total interest earning assets	2,021,352	19,438	3.82	1,648,584	15,187	3.65
Non interest earning assets:
Other Assets	149,371			84,910
Total assets	$2,170,723			$1,733,494

Interest bearing liabilities:
Deposits	$1,196,502	$1,122	0.37%	$991,544	$1,248	0.50%
Federal funds purchased and repurchase agreements	81,849	149	0.72	51,933	123	0.94
Federal Home Loan Bank advances	92,443	245	1.05	46,065	153	1.32
Junior Subordinated Debentures	16,002	341	8.45	16,002	341	8.45
Total interest bearing liabilities	1,386,796	1,857	0.53	1,105,544	1,865	0.67
Non interest bearing liabilities:
Demand deposits	587,298			493,989
Other liabilities	18,192			8,305
Total liabilities	1,992,286			1,607,838
Stockholders’ equity	178,437			125,656
Total liabilities and stockholders’ equity	$2,170,723			$1,733,494

Net interest income/interest rate spread		17,581	3.29%		13,322	2.98%

Net interest earning assets/net interest margin	$634,556		3.45%	$543,040		3.21%

Less: Tax equivalent adjustment		(219)			(274)

Net interest income		$17,362			$13,048

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Nine months ended September 30,
	2014			2013
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$1,143,019	$42,383	4.96%	$860,213	$33,438	5.20%
Securities	818,333	13,699	2.24	707,117	10,192	1.93
Deposits with banks	11,804	23	0.26	9,332	20	0.29
Total interest earning assets	1,973,156	56,105	3.80	1,576,662	43,650	3.70
Non interest earning assets:
Other Assets	127,963			81,724
Total assets	$2,101,119			$1,658,386

Interest bearing liabilities:
Deposits	$1,148,344	$3,360	0.39%	$966,342	$3,832	0.53%
Federal funds purchased and repurchase agreements	73,460	418	0.76	57,290	373	0.87
Federal Home Loan Bank advances	113,348	792	0.93	28,222	241	1.14
Junior Subordinated Debentures	16,002	1,024	8.56	16,002	1,024	8.56
Total interest bearing liabilities	1,351,154	5,594	0.55	1,067,856	5,470	0.68
Non interest bearing liabilities:
Demand deposits	559,379			461,645
Other liabilities	14,229			7,214
Total liabilities	1,924,762			1,536,715
Stockholders’ equity	176,357			121,671
Total liabilities and stockholders’ equity	$2,101,119			$1,658,386

Net interest income/interest rate spread		50,511	3.25%		38,180	3.02%

Net interest earning assets/net interest margin	$622,002		3.42%	$508,806		3.24%

Less: Tax equivalent adjustment		(798)			(898)

Net interest income		$49,713			$37,282